Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jeanie Herbert

(714) 773-7620

Director, Investor Relations

Anne M. Warde

(714) 773-7655

amwarde@beckman .com

Media Relations

Beckman Coulter Board Names Betty Woods Non-Executive Chairman

FULLERTON, Calif. – (February 8, 2005) – The Board of Directors of Beckman Coulter, Inc. (NYSE:BEC) announced today that Board Member Betty Woods has been elected non-executive chairman.  Woods, an 11-year veteran of the Beckman Coulter board, succeeds retiring Executive Chairman John P. Wareham.  The appointment will be effective April 7, 2005 at the annual stockholder’s meeting.

“More than ever, board members are being held accountable for the actions of the companies they govern,” said John P. Wareham, chairman and chief executive officer for Beckman Coulter.  “As the CEO transition begins and Scott Garrett takes responsibility for leading the company, it is important that the board be involved and highly responsive.  Betty is held in the utmost regard by our board and is exceedingly capable of taking the lead.”

Garrett was recently named chief executive officer, effective February 21, 2005, succeeding Wareham.  Garrett will report to the board of directors and will work closely with Woods.

Woods, former president and chief executive officer of Premera Blue Cross (formerly Blue Cross of Washington and Alaska) and chief executive officer of PREMERA, the holding company of Premera Blue Cross, has been a member of the Beckman Coulter board since 1994.  She currently is chair of the Organization and Compensation committee.

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In addition to her new role as chairman of the board for Beckman Coulter, Woods is on the board of trustees of Western Washington University and Seattle University, and is a founding member of the National Institute for Health Care Management.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes. Spanning the biomedical testing continuum — from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing — Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world. The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services. For more information, visit www.beckmancoulter.com or call (800) 352-3433.

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